Exhibit 5

[Letterhead of Bracewell & Patterson, L.L.P.]

January 24, 2005

Kinder Morgan, Inc.
One Allen Center, Suite 1000
500 Dallas Street
Houston, Texas  77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan, Inc. (the "Company"), a Kansas corporation, in connection with the proposed offering by the Company from time to time of up to an aggregate of 500,000 shares (the "Shares") of common stock, par value $5.00 per share, of the Company pursuant to the Kinder Morgan, Inc. Non-Employee Directors Stock Awards Plan (the "Plan"). The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares.

We have examined originals or copies certified by officers of the Company, of (a) the Plan, (b) the forms of Kinder Morgan, Inc. Non-Employee Director Restricted Stock Agreement and Kinder Morgan, Inc. Stock Option Agreement (the "Agreements"), (c) the Articles of Incorporation of the Company, as amended to date, (d) the Bylaws of the Company, as amended to date, (e) certain resolutions adopted by the Board of Directors of the Company, and (f) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	the Company is validly existing and in good standing as a corporation under the laws of the State of Kansas; and

2.	the issuance of the Shares has been duly authorized, and upon shareholder approval of the Plan, the issuance and delivery of the Shares as set forth in the Registration Statement, and upon receipt by

Kinder Morgan, Inc.
January 24, 2005

the Company of the consideration therefor in accordance with the terms of the Plan and the Agreements, the Shares will have been validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the General Corporation Code of the State of Kansas and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Validity of the Securities" in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Bracewell & Patterson, L.L.P. Bracewell & Patterson, L.L.P.